ARTICLES OF INCORPORATION
OF
INNOVO, INC.

The undersigned, a natural person competent to contract, does hereby make, subscribe and file these Articles of Incorporation for the purpose of organizing a corporation under the laws of the State of Florida.

ARTICLE I
CORPORATE NAME

The name of this Corporation shall be: INNOVO INC.

ARTICLE II
PRINCIPAL OFFICE AND MAILING ADDRESS

The principal office and mailing address of the Corporation is 172 Yacht Harbor Drive, Osprey, Florida 34229.

ARTICLE III
NATURE OF CORPORATE BUSINESS AND POWERS

The general nature of the business to be transacted by this Corporation shall be to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

ARTICLE IV
CAPITAL STOCK

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (one hundred million) 100,000,000 shares of Common Stock, par value $.0001 per share.

ARTICLE V
TERM OF EXISTENCE

This Corporation shall have perpetual existence.

ARTICLE VI
REGISTERED AGENT AND
INITIAL REGISTERED OFFICE IN FLORIDA

The Registered Agent and the street address of the initial Registered Office of this Corporation in the State of Florida shall be:

John J. Geldi, Jr.
172 Yacht Harbor Drive, Osprey, Florida 34229
Osprey, Fl 34229

ARTICLE VII
BOARD OF DIRECTORS

This corporation shall have one (1) Director initially.

John J. Geldi, Jr.
172 Yacht Harbor Drive
Osprey, Florida 34229

ARTICLE VIII
INCORPORATOR

The name address of the person signing these Articles of Incorporation as the Incorporator is John J. Geldi, Jr.

ARTICLE IX
INDEMNIFICATION

To the fullest extent permitted by the Florida Business Corporation Act, the Corporation shall indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that such person (i) is or was a director of the Corporation; (ii) is or was serving at the request of the Corporation as a director of another corporation, provided that such person is or was at the time a director of the Corporation; or (iv)is or was serving at the request of the Corporation as an officer of another Corporation, provided that such person is or was at the time a director of the corporation or a director of such other corporation, serving at the request of the Corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the previous sentence, the Board of Directors of the Corporation shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit, or proceeding by reason of the fact such person is or was an officer, employee or agent of the Corporation as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

ARTICLE X
AFFILIATED TRANSACTIONS

This Corporation expressly elects not to be governed by Section 607.0901 of the Florida Business Corporation Act, as amended from time to time, relating to affiliated transactions.

Resolved, that the bylaws regulating the conduct of the business and affairs of the corporation as prepared by John J. Geldi, Jr for INNOVO INC. were adopted and appended hereto.

Resolved, that the officers of INNOVO INC. are authorized to engage in any and all lawful business permitted under the laws of the United States and the State of Florida.

Resolved, that the President be and hereby is authorized to sign for INNOVO INC.

Resolved, that the president be and hereby is authorized to designate the principal office of INNOVO INC. in the State of Florida as the office for service or process upon INNOVO INC., and to designate such agent or agents for service of process as the president may deem advisable from time to time, and to file with the Secretary of State of Florida, immediately and thereafter as required, the appropriate certificate designating the office of and agents for service of process on INNOVO INC.

Resolved, that the proper officers of INNOVO INC. are authorized to sell and issue common and preferred shares.

Resolved, that INNOVO INC. proceed to carry on the business for which it was incorporated.

Resolved, that the proper officers of the corporation are hereby authorized to make and file such certificates, reports and other documents as may be required by law to be filed in any state in which said officer shall find it in the best interests of the corporation to file the same to authorize the corporation to transact business in such state.

The signing of this consent by the undersigned shall constitute full ratification of the action taken to organize INNOVO INC. as set forth in the foregoing resolutions.

Consent dated
August 4, 2010

John J. Geldi, Jr,Director

Resolved, that the signing of these minutes shall constitute an acknowledgement of the contents thereof, ratification thereof, and waiver of notice of the meeting by the signatories.

There being no further business before the meeting, it was adjourned.

John J. Geldi, Jr, Secretary of the meeting and Director